Exhibit 99.2

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EDITED TRANSCRIPT

DRE - Q1 2015 Duke Realty Corp Earnings Call

EVENT DATE/TIME: APRIL 30, 2015 / 7:00PM GMT

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corporation - VP-IR

Denny Oklak Duke Realty Corporation - Chairman & CEO

Jim Connor Duke Realty Corporation - Senior EVP & COO

Mark Denien Duke Realty Corporation - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Vance Edelson Morgan Stanley - Analyst

Jamie Feldman BofA Merrill Lynch - Analyst

Ki Bin Kim SunTrust Robinson Humphrey - Analyst

Eric Frankel Green Street Advisors - Analyst

Brendan Maiorana Wells Fargo Securities - Analyst

Stephen Dye Robert W. Baird & Company - Analyst

Mike Salinsky RBC Capital Markets - Analyst

Michael Bilerman Citigroup - Analyst

John Guinee Stifel Nicolaus - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. (Operator Instructions) As a reminder, today’s conference is being recorded.

I would now like to turn the conference over to your host, Mr. Ron Hubbard. Please go ahead, sir.

Ron Hubbard - Duke Realty Corporation - VP-IR

Thank you. Good afternoon, everyone, and welcome to our first-quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Jim Connor, Chief Operating Officer; and Mark Denien, Chief Financial Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we refer you to our December 31, 2014, 10-K that we have on file with the SEC.

Now for our prepared statement I will turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Thank you, Ron. Good afternoon, everyone. Today I will highlight our key metrics for the quarter and some of our thoughts on the overall real estate and economic environment. Jim Connor will give you an update on our leasing activity and development status. I will review our disposition activity, including some of the major transactions that closed just after quarter end in April, and Mark will then address our first-quarter financial performance and balance sheet activity.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

We followed up our very strong 2014 with a solid start to 2015. We signed 6.5 million square feet of leases in the first quarter and ended with overall occupancy at 94.5%, including projects under development. The occupancy of our in-service portfolio was 96%.

Rents and renewal leases for the quarter grew by nearly 8.4%, reflecting continued strong supply and demand fundamentals and pricing power. We started $80 million of new bulk industrial development projects and we have a strong backlog of both industrial and medical office projects, and expect development starts to accelerate in the coming quarters.

With the closing of the previously announced $1.1 billion office sale, bulk distribution now makes up over 70% of our total NOI and medical office is approaching 20%. The overall fundamentals and operating environment for our business remains strong. On the industrial front, our occupancies remained at or near historic highs. New supply in substantially all markets is in balance and demand for modern bulk space is still high. Our outlook is for these fundamentals to continue to be favorable for the remainder of 2015.

The medical office development business is also seeing a significant pickup in demand, driven by major hospitals adjusting their service delivery models. At this point in the cycle, we see continued opportunities to create value through our development platform.

Now I will turn it over to Jim to give you some color on our first-quarter operations.

Jim Connor - Duke Realty Corporation - Senior EVP & COO

Thanks, Denny. Operationally we had another solid quarter with leasing of 6.5 million square feet, as Denny noted earlier. Our total in-service occupancy ended the quarter at 96%. That’s up 70 basis points from the previous quarter.

Our tenant retention was high at 77% and our rental rate growth on renewals continues to be strong across the portfolio with growth of 8.4%. We are very focused on pushing rents throughout the portfolio, in particular on the industrial side.

Now let me touch on some of the key activity within each of our product types. With respect to our industrial portfolio, we continue to see fundamentals improve with completion of 6.2 million square feet of total leasing, including 1.2 million square feet of build-to-suit or partially preleased developments, and 842,000 square feet of leasing in our recently completed spec projects. Overall, industrial market fundamentals remain positive with 21 of our 22 markets at 94% occupancy or better and all realizing positive market rent growth.

In-service occupancy in the bulk industrial portfolio at the end of the quarter was 96.8%. That’s up 100 basis points over a year ago. Compared to the general market vacancy in 22 markets, our in-service occupancy is outperforming those markets by 330 basis points.

Regarding specific lease activity, we signed six deals totaling 842,000 square feet in four speculative projects in Houston and northern New Jersey. Two notable leases, including a 358,000 square foot lease with McKesson Corporation to occupy 100% of our Gateway Northwest One project in Houston and a 282,000 square foot lease with a food and beverage company to lease 57% of one of our two speculative projects in our Legacy Commerce Center in Linden, New Jersey.

We also signed three other leases totaling 144,000 square feet to bring the second speculative project in Linden to 100% leased. With these leases, occupancy in Houston has improved from 86.2% at year-end to 98.4% and New Jersey has improved from 73% to 83.8%, which is evidence we continue to deliver on speculative projects ahead of pro forma.

Also contributing to growth in our industrial occupancy were four new leases signed in Savannah totaling 692,000 square feet, bringing occupancy there to 94.7% from a year-end occupancy of 85.9%. With the tightening of conditions across most of our markets and high occupancies in our own portfolio, we continue to be able to push rents as indicated by the rent growth on renewal in our industrial leases of nearly 9%, which is a range which we expect to be able to maintain throughout 2015.

Now let me touch on the medical office portfolio. We continue to have strong momentum with our in-service occupancy remaining at 94.2% and a robust list of prospects for future development to go along with our existing development pipeline. The development fundamentals for modern medical space coupled with long-term leases with rent escalations and top tier tenant roster provide an excellent risk-adjusted return component to our overall portfolio.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

I would also like to make an announcement on a leadership transition in our medical office platform. Jim Bremner, the President of our Healthcare division, will be stepping down this summer after leading the reins of that business for the last 10 years.

Looking back, Jim and his deeply talented team grew our healthcare business from just under 800,000 square feet and nine buildings in 2007 to over 6 million square feet and 77 buildings today, representing 18% of our overall business. On behalf of the Duke Realty team we want to acknowledge Jim’s great leadership and hard work in growing the platform, his flawless execution of strategic and profitable investment and development transactions, and an appreciation for his cultivation of a very deep and talented medical office leadership team.

As many of you know or have seen firsthand in our markets, Duke Realty has always been very focused on talent development and retention of the best professionals in the business. With this, we are pleased to announce that Keith Konkoli, an 18-year veteran of Duke Realty, will assume leadership of the Healthcare team effective July 1, 2015.

Keith has been a leader and an integral part of our healthcare business for the past seven years. We have the utmost confidence that Keith will assume this new leadership role and continue to generate profitable, relationship-driven medical developments with our premier healthcare system clients. As Denny alluded earlier, Keith and his team have a very strong pipeline of the development deals for 2015 and beyond.

We also note that Jim Bremner is not going away completely. Jim will enter into a consulting agreement with us for the next year to help assist with any transition needs.

Let me also say that the team of professionals at our medical office have risen to be one of the very best development franchises of the country, a development franchise that has fit very well into the Duke Realty culture of being reliable, highly-trusted partners. While operationally there may not be many synergies between the medical office and industrial business, the medical office niche is a complementary growth business from a development and construction franchise perspective, particularly the build-to-suit strategy. And medical is complementary from the long-term durable nature of cash flows perspective, very similar to our bulk industrial product.

Turning to development for the quarter, we started 80 million square feet of build-to-suit and partially preleased projects totaling 1.3 million square feet with a weighted average GAAP yield of 7%. As Denny noted, we have a very solid pipeline for prospects for the remainder of the year.

We started two projects in Chicago in our Butterfield Corporate Park totaling 742,000 feet. Both facilities were 100% preleased build-to-suits for Shorr Packaging and Fellowes corporation, with lease terms of 12 and 10 years, respectively. We also started a 451,000 square foot build-to-suit project in our AllPoints Midwest Park in Indianapolis. This facility is 100% preleased to Integrated Distribution Services for a term of over 13 years.

Finally, in Washington DC we started a 94,000 square foot industrial project at our TransDulles Center near Dulles International Airport. That facility is 57% preleased.

On the land side, during the quarter we sold $35 million of nonstrategic parcels at a book gain of $5.5 million, or a 16% margin. Additionally we monetized another 14 million of land in related development projects.

From an overall development pipeline perspective, at quarter end we have 19 projects under construction totaling 5.2 million square feet and a projected $405 million in stabilized costs at our share that are 55% preleased. These projects have an initial cash yield of 7.1% and a GAAP yield of 7.8% and provide evidence of our ability to create significant value as they are being developed at high-teen’s margins of value over cost.

Given that we have title land positions that can support roughly 48 million square feet of bulk industrial product, and given our relationships and track record at winning major build-to-suit proposals with top customers, our development platform is in a dominant position to drive incremental cash flow growth over the long haul.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

I will now turn it back over to Denny to cover our investment activities for the quarter.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Thanks, Jim. With respect to the investment activity, we closed $161 million of dispositions during the quarter, including transactions that represented the completion of our exit from the Cleveland office market and the exit from the retail property sector. Further, on the disposition front, we announced early in April that we successfully closed a $1.1 billion suburban office portfolio sale to an affiliate of Starwood Capital that was originally announced in late January. The transaction divests all the Company’s wholly-owned, in-service, suburban office properties located in Nashville, Raleigh, South Florida, and St. Louis, and is consistent with our strategy of opportunistically reducing our investment in suburban office. After the closing of the Starwood office sale, our percent of NOI from suburban office is down to roughly 12%, and in the context of our 2015 earnings guidance and disposition strategy, suburban office should be in the single digit percentage by year-end.

Let me also once more frame the office sales strategy as follows. The abundance of private capital chasing commercial real estate now and given the unencumbered nature of the portfolio, which made it attractive from the buyer’s perspective, we firmly believe the execution pricing and the use of the proceeds toward industrial and MOB development — and towards significant balance sheet deleveraging — is a big win for our shareholders.

Also, just after the Starwood closing in mid-April, we closed on a 5.2 million square foot older industrial portfolio primarily located in the Midwest, generating proceeds of $270 million. This transaction represents the majority of the 5.9 million square foot Midwest industrial portfolio we began marketing in the fourth quarter of 2014, and as we’ve previously disclosed on the October and January earnings calls. The other 700,000 square feet of this portfolio was sold in a separate transaction in the first quarter.

The average age of these industrial properties was 23 years, compared to 10 years for the remainder of our industrial portfolio. With these two post-quarter transactions, dispositions for the year already total $1.5 billion, just below the midpoint of our guidance. The remaining dispositions for the year will be focused on additional suburban office properties.

So with that, I will now turn the call over to Mark to discuss our financial results and capital transactions.

Mark Denien - Duke Realty Corporation - EVP & CFO

Thanks, Denny. Core FFO was $0.31 per share for the first quarter of 2015, compared to $0.30 per share for the fourth quarter of 2014. The increase in FFO was primarily due to realizing the benefit of the full-quarter dividend savings from the preferred stock redemptions that we completed in late 2014.

In addition to the preferred dividend savings, the increase of $0.03 per share and the $0.28 per share of core FFO reported in the first quarter of 2014 was driven by improved occupancy and rental rate growth, as well as the impact of developments being placed in service. We generated $0.28 per share in core AFFO for the quarter, which equates to a dividend payout ratio of 61%.

Same-property NOI growth for the twelve and three months ended March 31, 2015, was 5.4% and 6.8%, respectively. Same-property operating expenses decreased from prior periods due to milder winter conditions the first quarter of 2015, but this was generally offset by a decrease in reimbursement revenue, so this did not really have a significant impact on overall net operating income.

The significant growth for the quarter in NOI was mainly due to our positive results in driving occupancy higher and rental rate growth. We anticipate that same-property growth for the remainder of 2015 will moderate a bit from the first-quarter level as occupancy growth slows, but will continue to be strong, which resulted in our increased guidance for the year.

As Denny noted, shortly after the end of the quarter we closed on a $1.1 billion suburban office portfolio disposition and a $270 million Midwest bulk industrial portfolio disposition. Using the proceeds from these transactions, we’ve repurchased $425 million of face value, unsecured notes as part of a $500 million debt tender offer, repaid a significant portion of our unsecured line of credit, repaid an additional $137 million of secured debt, and still retained enough cash to cover our capital needs for the rest of the year.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

All of these capital transactions, coupled with our operational performance, resulted in a continued trend of improvement in our key financial metrics. We reported a fixed charge coverage ratio of 2.7 times for the quarter ended March 31, 2015, and we expect fixed charge coverage to approximate 3.0 times by the end of the year.

Net debt to EBITDA for the rolling 12 months ended March 31, 2015, was 6.9 times compared to the 7.8 times that we reported for the rolling 12 months ended one year ago. After adjusting for the April dispositions and debt repayments, pro forma net debt to EBITDA for the three months ended March 31, 2015, is down to 6.2 times.

We are very proud of the progress we have made in improving our overall leverage profile and having reported another strong quarter. With that I will turn it back over to Denny.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Thanks, Mark. Yesterday we narrowed our guidance for FFO per share for 2015 to $1.13 to $1.19 and also raised our guidance for adjusted funds from operations per share to $0.98 to $1.04 per share. We also raised same-property guidance from a range of 2% to 4% up to a range of 3% to 5%, and raised our average occupancy guidance by 50 basis points to 95% to 96%. With solid results in the first quarter and capital markets execution in April, we set the stage for a continued strong 2015 and beyond.

I would also like to personally thank Jim Bremner for all his efforts on behalf of Duke Realty. It’s been a great partnership between Jim and I, and he has built a terrific business for Duke Realty that will continue to grow under Keith’s leadership.

In closing, I will reiterate that we believe our team and our portfolio is in a unique position to take advantage of the strong fundamentals in our businesses. The value creation potential for shareholders is very high. We thank you again for your interest and support of Duke Realty.

We will now open up the lines to the audience and we ask that participants to keep the dialogue to one question or perhaps two very short questions. You are, of course, welcome to get back in queue. Thank you.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Vance Edelson.

Vance Edelson - Morgan Stanley - Analyst

Terrific, thank you. So with the weaker GDP figures just out, there has been a lot of talk about the temporary impact from West Coast labor disputes and the severe weather in other parts of the country, your leasing activity was obviously quite strong in the first quarter, so do you think there was any material impact from any nonrecurring events that might have weighed on GDP? Or do you feel more like it was business as usual for Duke?

Jim Connor - Duke Realty Corporation - Senior EVP & COO

Vance, I will tell you I think it’s been business as usual. There’s been a lot of dialogue, particularly about the ports of LA and Long Beach.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

The quarter-end numbers that have just been posted out of California are very encouraging. March was the strongest month ever for the Port of Long Beach and the second-strongest month ever for the Port of LA, so clearly they are clearing up that backlog quicker than anticipated. We were recently told as of 10 days ago there were only five ships waiting in the bay; that’s down from 30-some.

So I think that’s one of those temporary things that happens every 5 to 10 years. It gets worked out and we are back to business as usual. I think if you drill down into the markets and you look at some of the absorption numbers in LA, particularly the Inland Empire, very, very strong numbers for the first quarter.

The Inland Empire had 4 million square feet of net absorption. For those of you keeping track, that is a 400 million square foot market, so that’s 1% net absorption in one quarter.

Vance Edelson - Morgan Stanley - Analyst

Okay, good to hear. Then just for my second short question, you mentioned the strong office pricing making this a good time to divest. What can you tell us about the demand for land and your experience selling the 147 acres? You pocketed a modest gain there. Were you pleased with the bidding and have land prices continued to climb this year?

Jim Connor - Duke Realty Corporation - Senior EVP & COO

I think, as you would logically follow, with the amount of development that we are seeing in all sectors across the country now is a great time for us to sell land. So we have been very active in selling primarily office land as well as some of the nonstrategic industrial land or some residual pieces that we might have. We were very pleased with the pricing and the amount of activity in the first quarter and what we believe is a very strong pipeline to continue to move that land for the rest of the year.

Vance Edelson - Morgan Stanley - Analyst

Okay, terrific. Thank you.

Operator

Jamie Feldman.

Jamie Feldman - BofA Merrill Lynch - Analyst

Thank you, good afternoon. So, Denny, in your prepared remarks I think you said that you feel good about operations through the end of the year and we are in April already. I’m just curious if you have any window at this point on supply pipelines as we head into 2016. I know it’s taking longer to build these days and entitlements are harder to come by, so just any preliminary thoughts?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

I’m going to let Jim respond to that because we — in all of our markets that we are in we very closely track all the, I will call the spec development plus planned developments. Our local market guys pretty much know what’s going on, so Jim will give you some color on that.

Jim Connor - Duke Realty Corporation - Senior EVP & COO

Sure. Jamie, just a couple of bullet points that I think we all see from the service providers and the different research companies.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

On the supply side, supply is up about 9% in the first quarter, but at the same time vacancy across the country is down. It’s roughly 8.5%. You had totally last year 117 million of new supply and 130 million square feet of net absorption, so I think all the market dynamics are functioning well. And until we see a quarter or two of slowdown or narrowing of that gap, I think everybody is pretty optimistic right now that the foreseeable future looks pretty good.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. Then we have seen a lot of institutional capital flowing into the sector. Any interest in selling off portfolios of higher quality warehouse, given where pricing has moved?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

No, Jamie, I don’t think so. You know that — I don’t think there’s anybody in the business that has sold more than we have over the last four or five years.

The good news is we have really cleaned up the portfolio. And I say this, and I think people are beginning to believe me; that we’ve got the highest quality industrial and highest quality medical office portfolios in the business today. And that now makes up 70% of our NOI — excuse me, almost 90% of our NOI; so we’re very comfortable with that portfolio. It’s performing really on an outstanding basis. As I noted in the remarks, we have still got a bit of office to sell and really what we have left after this is just some office properties in Cincinnati and Indianapolis and then some miscellaneous joint venture office assets that are spread around the country where we are a minority partner in basically all of those.

So right now we’re focused on marketing some of the Cincinnati office assets that we have remaining and we are seeing pretty good activity on that. Then the other thing we did, obviously, was with this, what we call the Midwest industrial package, we really cleaned up the industrial portfolio. So we are very pleased with where we are and like our ability to really grow our earnings from this portfolio going forward.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay, that’s very helpful. Thank you.

Operator

Ki Bin Kim.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Thank you. Can you maybe comment on how you view your portfolio quality compared to that of the KTR deal that recently transacted? And if you want — and feel free to comment on your opinion on the cap rate on that deal, if you thought it was in line with your expectations or lower or higher.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Well, I always hesitate to comment on what other people are doing, but I’ll give you a few thoughts here. We’ve — I think, we obviously looked at the disclosure that was made on that transaction; it’s always helpful to understand what’s going on in the market, like I’m sure you all did.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

I believe the number was KTR’s portfolio was average age of 18 years. Prologis I think pre was 23 years, so they are averaging down to 21 or something like that. As I mentioned in our remarks, after this most recent sale of our — the smaller, older industrial stuff, we are at about a 10-year average age.

Now having said that, age doesn’t always matter. It is location, and particularly in high barrier industrial markets older properties generally do very well. I would say, if I’m looking at the KTR portfolio, we know that portfolio reasonably well because we compete with those guys and have known them for a long time. They have a pretty good older, I would say, properties in places like New Jersey, some in Southern California, some in a couple submarkets in Chicago that are older properties but they are very good properties.

They had really grown their portfolio over the last couple years with development projects, which they hadn’t really done very much of before that. One of their bigger customers was Amazon. They have done a lot of development for Amazon over the last couple of years and, of course, we have done a lot of development with Amazon over the last few years too. So those were some of the newer, modern bulk facilities.

Guess what I would say is I think overall it was generally a good portfolio. It was quite a mixed portfolio. Ours really is today focused on the modern bulk, newer projects, and as you can see, they are doing extremely well when you look at our occupancy.

As far as the cap rate goes, even I would say everybody can see all the transactions that are out there. I would say that was a reasonably aggressive cap rate, but there’s a lot of pretty aggressive people chasing industrial product today so cap rates, I think, continue to compress. I am not one to try to predict what the right cap rate is, but it certainly looked like it was a line generally with the transactions we have seen in the market here lately.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

That was all really helpful color. Just one last thing, one last question for me.

You have really transformed the portfolio over the past three years in a pretty dramatic way. It looks like it’s largely done, the major pieces that had to move, but if a deal of something similar of KTR’s size or quality came to the market, would you be highly interested in that? Or at the point where you are, do you think, you know what, you don’t need to do megadeal like that and maybe just incremental one-off acquisitions and development is where you want to spend most of your time on?

So how do you balance maybe the two different possible options you have?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

I would say, for us, the issue today I think on doing a major transaction a little bit is pricing. Pricing is pretty aggressive out there. So for a major transaction for us, if there was one out there, I think it would have to have a lot of significant strategic advantages for us.

And what I would define those as, generally speaking, is it would have to really expand our portfolio in some of the markets that we don’t have a big presence in today. Then I think we would consider it, but we don’t feel like we have to do anything. As I said, we are in great shape now that we’ve completed this repositioning.

We have terrific development capabilities within this company. We have a great reputation on the development side. We have a land bank that is in excellent position for us to do industrial development really in all the major markets. And, clearly, in today’s market I would say development yields on the industrial side have gotten a bit compressed, too, but there’s still a significant gap between the development yields and what you can buy anything at today.

We are very happy, at this point in the cycle, doing the development, funding it wisely, and keeping our balance sheet in great shape as we look forward to the next part of the cycle.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

All right, thank you.

Operator

Eric Frankel.

Eric Frankel - Green Street Advisors - Analyst

Thank you very much. I was hoping you can give a bit of a breakdown of some of the dispositions that you’ve executed during the quarter and then the bigger industrial portfolio outside the quarter. If you could provide little bit more cap rate color just to get an understanding of where those traded. Thanks.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Yes, let me get the list here, Eric. And, you know, just we try not to disclose specific transactions, we have been very cautious about that for competitive reasons and for buyers’ reasons, but I would say just some color on this.

As I mentioned in prepared remarks, the industrial portfolio got split out between two buyers, because we have one buyer that was very interested in the Minneapolis assets and the other buyer that we had didn’t really — wasn’t — they didn’t need to have those assets I guess. They were fine with not — closing of the rest of the portfolio without those. So we did close in the first quarter on the Minneapolis portion of that industrial, which is about 100,000 square feet. Cap rate on that was kind of in the mid-6%s, so I think we did obviously very well on that.

And then we also, as we said, sold the rest of the office buildings in Cleveland and we sold the shops at Montage. Those were in — those were obviously higher cap rate assets and the occupancy was generally pretty low in those, so the in-place cap rate on those was in the high single digits. I would say between the 9% and 10% range.

And then overall, for the first quarter, we were at about 8.1%. We essentially disclose sort of the cap rate on a suburban office sale. You can see the NOI that we had taken out and we put it in the back of the supplemental this time.

The NOI that we took out in both the fourth quarter and the first quarter annualized there and that’s very similar to how we showed the economics of the transaction with the Blackstone sale three or four years ago now. So I think that one’s pretty self-explanatory.

And then I think we also did very well on the Midwest, the rest of the Midwest industrial sale that closed in early April. And that cap rate we will disclose. You will see that in the second quarter, but I think for the type of portfolio that it was, as we said, it was an average of 23 years old and basically just over 100,000 square foot buildings. We were — I can’t remember exactly what it was, because I’m still looking at the first-quarter stuff, but it was I think a very competitive pricing.

Mark Denien - Duke Realty Corporation - EVP & CFO

Eric, the only other thing I would add on those — especially on the projects in the first quarter, those were all, if you just think about it, Cleveland office and the Montage retail were all very capital-intensive projects. So on a cash basis, the cap rate on those is a lot lower than the leasing OI cap rate.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Yes, their occupancy was low and it would cost you a lot of money to get the occupancy in those up.

Eric Frankel - Green Street Advisors - Analyst

Understood, great. Thanks for the color there. Just a final question on Jim’s departure from the MOB business. Maybe you could expand a little bit more on the platform you have there and the team you have in place and just the confidence of keeping the business going as you have for the past 10 years or I should say about eight years since you formally bought the business from him.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

I will start, then I’ll let Jim chime in. That has been a very stable business. Jim has been, as we both said, a terrific leader of that and really built a great business, but he really has built a great team. He had a great team that he brought with him when he came to Duke, as you said, about eight years ago now and a number of those folks are still with us and are planning on staying with us.

I would say even though the leader, Keith Konkoli, was with Duke pretty much right after the Bremner team came onboard, Keith moved over to work with them and has been an integral part of that. And then three of the other key leaders of that group going forward are all folks that came to Duke with Jim. So we’ve got great people there and I think we’ve got great customer relationships that we will continue to move forward. So we are not really worried about continuing the momentum in that business that we have built.

Jim Connor - Duke Realty Corporation - Senior EVP & COO

I think the only other thing, as we transition to Keith, that team is very deep, as Denny alluded to. Our senior leadership there is going to stay the same in terms of the asset management, finance, construction, and development leadership. All those guys have been in place, so we think from that perspective it’s very stable and we don’t think we will lose any ground on the development pipeline that we’ve got out there.

Eric Frankel - Green Street Advisors - Analyst

Okay. Thanks, guys.

Operator

Brendan Maiorana.

Brendan Maiorana - Wells Fargo Securities - Analyst

Thanks, so probably for Mark. Your guidance outlook — so your same-store is up 100 basis points. Your average occupancy is up 50, AFFO is up $0.01 at the midpoint, and FFO is unchanged at the midpoint. Is it sort of the better NOI growth offset by earlier-than-expected dispositions or something on the capital plan?

Mark Denien - Duke Realty Corporation - EVP & CFO

That is actually the main thing, Brendan. Our guidance on dispositions for the year was $1.5 billion to $1.8 billion and we’ve already closed $1.5 billion, so we are already at the low end of the guidance. So I think it’s pretty safe to assume we’re trending much closer to the top end of the guidance and maybe even a little bit above that from a disposition side. And not only at the top end or a little above, but then your next point was right on as well, the timing of it.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

As Denny mentioned, we are ready have several office assets on the market right now in Cincinnati and at the beginning of the year when we gave guidance we were probably looking more towards the end of the year to get some of those deals closed. Now I think we are thinking more like maybe even the end of the second quarter. So it’s more about extra dispositions and earlier timing of dispositions that offset some of the good operating results.

The other thing I would point out, I think I mentioned this briefly, we are still sitting on some cash through these office dispositions because we want to fund our development pipeline here for the rest of the year without having to go back to the capital markets. So there’s little bit of drag sitting on some cash for the next six months or so as well.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. And just point of clarification. Average occupancy 95% to 96% for the year. Does that compare to average commenced occupancy of 95.1% during Q1 or is that the ending lease-up occupancy of 96.0%?

Mark Denien - Duke Realty Corporation - EVP & CFO

No, it does not compare to the 96.0%. It compares to your first number.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, so average kind of moves up a little bit during the year.

Mark Denien - Duke Realty Corporation - EVP & CFO

It’s an average lease-up basis, Brendan, not an average commencement and not an ending lease-up. I know we throw a lot of those numbers around. So it’s average lease signed that 95% to 96%, which compares to — I believe we were at 94.5% last year, as an example.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. Then just last one. The development projects that came online were in line with your average yield last quarter, so it was 7.4 last quarter, 7.4 is what came online. The overall yield came down to 7.1 on the pipeline.

Is it more competitive out there in terms of projects, either build-to-suit or spec, which is having yield compression hit had current projects that are coming online?

Jim Connor - Duke Realty Corporation - Senior EVP & COO

Yes, the competition is out there, but I would tell you that is a very, very small component. I would make a couple of points. I would not read too much into the change in numbers from quarter to quarter, because there’s a handful of things that change, one of which is the number of build-to-suit’s versus the number of spec that we have. Clearly, the yields on build-to-suit are going to be lower than those on spec. It’s a mix of industrial versus MOB, how many we’ve got at any given time.

The other big contributing factor is how much of the active projects are in Tier 1 markets versus Tier 2 markets.

And then the last two points I would make, if you go back and you are looking at some of the historical numbers from years gone by or even a few quarters ago, we had some office development mixed in there that had generally some very high yields on it. Then the last point I would make is

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

just you have to remember in some cases some of those yields are a little bit more compressed because we never impaired any of the land was held for development. So some of that land was land that we bought back in the peak in maybe 2007 or 2008 and have carried it for a little while, but we are putting it in at our original basis, without any impairment an developing it. And those are the true adjusted yields.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, great. All right, thanks, guys.

Operator

Dave Rodgers.

Stephen Dye - Robert W. Baird & Company - Analyst

Yes, this is Stephen Dye here with Dave. I’m going to switch gears back to kind of some more macro commentary, specifically with regards to the Midwest. You just disposed of maybe your non-core portfolio there.

But Indianapolis and Chicago are they seeing strength really from demand from online vendors? And in general, can you just comment on the demand dynamics across the various Midwest markets? Thanks.

Jim Connor - Duke Realty Corporation - Senior EVP & COO

Sure, Steve. E-commerce continues to be a big driver in our business, so you will see not only the big-name retailers continuing to demand space. And that’s not only existing space, spec space, but also build-to-suits. But it’s beyond that.

I would tell you that retail in general is still very strong. Food, food and beverage, all the food-related services companies are up. The other contributing factor is just the 3PLs, which are doing more business with all of the different consumer products companies across the country.

Stephen Dye - Robert W. Baird & Company - Analyst

Great. And then with regards to the suburban office portfolio, moving into the single digits in terms of NOI by year-end; is there any opportunity there or does that go to zero at some point in the future? And do you have any guidance on that timing?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Well, I would say we don’t know whether it’s going to zero yet. As I mentioned, we are basically — I think you will see us exit the Cincinnati market here over time, probably over the next 12 to 18 months. The joint ventures will play out with our partners since they’re controlling.

So the only assets we will have are in Indianapolis, which is obviously our hometown. We’re actually sitting in one of our office buildings right now, which I enjoy being my own landlord. But there are a few Indianapolis, a couple Indianapolis office projects that we will sell here.

Part of the issue is, as Mark was saying, we don’t need the money right now because of the two major transactions we just closed this month. We’re trying to time the sales with our needs of funds.

Again, I think — and the only other thing I would point out there is we have just a bit of office land left around the system. As Jim said, we sold a lot of it. We continue to sell a lot of it. We sold some that will come through in the second quarter as part of what we are calling the Starwood transaction.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

But we do have a speculative project going up in South Florida and I think we can do two more buildings on that. And that market is still very, very hot, so we will likely develop those out and then decide what to do with them when that’s complete. As far as opportunity, yes, there is a little bit there, but we are really now just focused on building the industrial and MOB’s.

Stephen Dye - Robert W. Baird & Company - Analyst

Great. Good color, thank you.

Operator

Mike Salinsky.

Mike Salinsky - RBC Capital Markets - Analyst

So you got the balance sheet where you want right now. You are sitting on cash. Development pipeline is churning out good value creation and acquisitions you are pretty aggressive just in light of the KTR transaction. Any thoughts of potentially ramping up development a bit? You are still delivering over 7% spread. I mean if you look where the KTR transaction is in place, I think you’re talking almost 200 basis points of spread right there, yet you’ve got leverage now so you’ve taken risk — you’ve reduced the risk profile, so just curious as to any thoughts internally about that.

Jim Connor - Duke Realty Corporation - Senior EVP & COO

It all depends on who you ask. I would tell you, yes, we could ramp up. We could do five or six spec projects and take that development pipeline up, but we would just be taking on that much more risk. You’d see that prelease percentage of that development pipeline fall dramatically from where it is now at 55%.

Most of us, in this room anyway, remember what happened in the market in 2008 when we all had plenty of spec development out there.

We have been trying to be a little bit restrained and just manage that pipeline. We like it in that $500 million to $700 million range. We can continue to get some more build-to-suits. I think you’ll see us tee up some more spec project.

Because we have been covering our bets; as we reported this quarter and I think we talked a little bit about last quarter, the success we had in Houston and New Jersey with those four projects essentially being about 80% leased in total. The next round are — we’ve got a few under construction right now, but we will evaluate the market this summer and see where else we want to make some bets.

Mike Salinsky - RBC Capital Markets - Analyst

Then just as my follow-up. In light of the KTR transaction and the pricing on that, is your expectation you will see more hit the market in the back half of the year? Just talking with local guys right now is that kind of an eye-popping price? Do you think that’s going to motivate more product on the market than we are seeing currently?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Well, I think — there’s always a fair amount of industrial product out in the market, but more in smaller one-off or smaller portfolios. You just don’t see the big portfolios that often. There aren’t that many of them out there.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

So I don’t know that — I don’t think that transaction, Mike, is really going to trigger a big flurry of some other kind of activity here. Because everybody now kind of knows who the major industrial players are out there. There has been a fair amount of consolidation when you look at it over the last few years in the US industrial market.

A lot of it is still in institutional ownership hands; it won’t trade much. So I don’t think just that transaction itself would trigger a big flurry of other people saying. I think you will see continued assets out in the market, maybe a larger portfolio or two here, but I don’t think a whole lot is going to change.

Mike Salinsky - RBC Capital Markets - Analyst

Fair enough, thank you much.

Operator

Michael Bilerman.

Michael Bilerman - Citigroup - Analyst

It’s me and I’m here with Manny as well. Denny, I’m just curious as you think about the KTR deal and one of the big things that drove their pricing obviously was the ability to bring in Norges for 45% and have the asset management platform and create the fee off of that.

I’m curious, as you look at the transaction, the ability to effectively get 60 million more square feet, well over a 40% increase to your platform, which is already the second-largest industrial platform in the US, was there any appetite for you to find a capital partner and be able to bring that in-house?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Mike, the answer to that is, no, not really. I would just say this. I think our business model as to where we are in our lifecycle here, whatever you want to call it, is probably fairly significantly different than where Prologis is and their business. Obviously a big part of their business is aggregating assets and generating fees, doing development to sell into the funds, as well as operating the portfolio.

We are not looking to be a fee-generating company. We want to have the best real estate and give people — give our investors return on the real estate assets and create value for our own — for our shareholders by owning great assets long term that we develop. And, for us, I guess what I would say is — one thing I would say that we probably don’t really agree with is that we need to be significantly bigger to chase deals with the big major customers out there.

We have relationships with all the major customers. We’ve done deals with them all. They know us. I don’t feel like I need 60 million more square feet to do that.

Now if I can find 60 million square feet that I really like and would like to own for the next 10, 15 years that I think is going to perform very well in the right markets, then that is a transaction I would be interested in. But to use somebody else’s money to generate fees, that’s just not the business model we are running right now.

Michael Bilerman - Citigroup - Analyst

That’s helpful color. You talked a little bit about how the Amazon exposure that you have; obviously your largest tenant was KTR’s largest tenant.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

If you think about the developments, the build-to-suits that you pursued with Amazon versus what they did, was there any difference in the lease structure or differences in assets? Because I assume you had probably a look at those build-to-suits as well. I’m just curious as you think about your Amazon efforts versus those or others that are in the marketplace.

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Well, we don’t specifically know probably the terms of their deals. We probably have some pretty good ideas on most of them, but I guess what I would tell you is a couple things on that kind of business, and then Jim can chime in too.

It’s driven by a couple things. One is land positions. If you have the land position where these customers want to be, then you are going to get the business. All these major customers — and I’m not just referring to Amazon here, but I think all these big players in the e-commerce business now want to have major — have good relationships with several major developers.

They are not putting all their eggs in one basket, so they are spreading these deals around and you have seen other REITs do them. We did them. KTR does them. Other folks do them, and I think that is — from their point of view it’s a good business philosophy.

And then from our point of view, too, we have been very select on where we build those and only really doing them in the major distribution markets, because a number of those big e-commerce build-to-suits have been done in what I would call tertiary markets. And we are not really interested in that.

Then I guess the last thing I would add is I think the terms — the industry has evolved is the terms on these big e-commerce distribution centers from a lease structure standpoint have evolved to be relatively standard. They differ from market to market based on pricing and cost of development, but the structures are all fairly similar.

Michael Bilerman - Citigroup - Analyst

Right. Can I sneak one other quick one in? Just on the operating expenses, and I apologize if I missed this on the call, was there anything that drove that down 2.2 in the quarter? I know last year was — had some obviously weather issues on the East Coast. I just didn’t know if there was anything particular this quarter versus last year that would have caused a 2% decline in OpEx.

Mark Denien - Duke Realty Corporation - EVP & CFO

Yes, Michael. It’s all weather-related. While I know places like Boston had a very bad 2015, we really didn’t have it in our markets compared to 2014. We had a ton of snow and actually colder weather driving up heating and things like that in 2014, so it’s all weather related.

I would tell you that if you back about that out, that negative 2% change in operating expenses would’ve probably been more like a 2% increase in operating expenses. But what I did say in my opening remarks, all of those operating expenses are really offset by a decrease in reimbursement revenue as well.

It doesn’t look like it in our supplemental because the revenue number is so much bigger. So if you have a dollar of operating expenses and you recover that same dollar, it has much less of a percentage impact on the revenues than it does the expense side. So the expenses look a little bit out of whack, but from a net operating income basis, that whole story is really negligible.

Michael Bilerman - Citigroup - Analyst

Great, thank you.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

Operator

John Guinee.

John Guinee - Stifel Nicolaus - Analyst

Quick question, Denny. On the dividend and special dividends, etc., back of the envelope it looks like you guys are going to make a lot of money in 2015 and REIT rules usually require that to be taxed. Can you kind of walk through what that’s looking like?

Denny Oklak - Duke Realty Corporation - Chairman & CEO

Well, I will start and then Mark can chime in and correct me here, John. One of the things we did when we structured the Starwood transaction that you all saw was we structured it as an installment sale basically for tax purposes. That’s really what that $200 million of seller financing did for us.

And that won’t be paid until sometime in 2016. They can pay it off anytime during 2016. And so that will defer some of the gain on that transaction, fairly significant portion, into 2016.

Then we have some possible 1031 transactions. We put some money in escrow from that sale, as Mark said, to fund. I think acquisitions probably won’t be very significant this year, but even a few acquisitions can move that taxable number pretty far. We can do some 1031s with that.

Then, third, there are some ways to use 1031 when you’re doing some development, if you are buying land or something like that. So we think we can use some.

Truth is, John, we’re not really going to know exactly where we are on that until later in the year, when all these other transactions occur. The sale occurred and we know what the gain is. We just don’t know how much we’re going to be able to push back into that to the deferral piece between now and year-end.

Mark Denien - Duke Realty Corporation - EVP & CFO

John, the only other thing I would add to that is we have traditionally had a very conservative methodology on how we treat certain things from a tax perspective, mainly depreciation expense. And, quite frankly, it’s because we didn’t need any — we didn’t need to accelerate depreciation expense or anything like that because we have never really bumped up against a special dividend issue before.

So we’re in the process of just getting started to take a look to see if there are some alternative methodologies we can implement from a tax perspective that may accelerate some depreciation and lower our taxable income and also reduce any special dividend requirement that way. So with all that moving around and going on and what I will call the 1031 clock having just started a week ago, Denny’s right; we are not going to have a lot more clarity around with that number may be for probably at least another three to five months.

John Guinee - Stifel Nicolaus - Analyst

Call us when you know the answer.

Mark Denien - Duke Realty Corporation - EVP & CFO

Will do.

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APRIL 30, 2015 / 7:00PM, DRE - Q1 2015 Duke Realty Corp Earnings Call

Operator

(Operator Instructions) Speakers, there are no further questions in queue at this time.

Ron Hubbard - Duke Realty Corporation - VP-IR

I would like to thank everyone for joining the call today. We look forward to seeing many of you at the NAREIT conference in June in a little over a month. Or if not, we will reconvene during our second-quarter call and it will be scheduled for July 30. Thank you very much.

Operator

Thank you. Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

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